EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the EMCOR Group, Inc. Voluntary Deferral Plan of EMCOR Group, Inc. and subsidiaries of our reports dated February 26, 2013, with respect to the consolidated financial statements and schedule of EMCOR Group, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of EMCOR Group, Inc. and subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

Stamford, Connecticut                            /s/ ERNST & YOUNG
February 27, 2013